                                                                     EXHIBIT 4.6

           SUPPLEMENT NO. 2 TO AMENDED AND RESTATED RIGHTS AGREEMENT

         This Supplement No. 2 to the Amended and Restated Rights Agreement (the "Rights Agreement") dated as of March 10, 1986, as amended and restated as of February 28, 1996, as amended by Supplement No. 1 dated as of November 11, 1996, between A. H. Belo Corporation, a Delaware corporation (the "Company"), and Chemical Mellon Shareholder Services, L.L.C ("Chemical Mellon"), is made and entered into by and between the Company and The First National Bank of Boston ("Bank of Boston"), as successor to Chemical Mellon as Rights Agent.

                                    RECITALS

         WHEREAS, the Board of Directors of Belo has declared a two-for-one stock split in the form of a stock dividend on all outstanding shares of its Common Stock, pursuant to which, on or about June 5, 1998 it will distribute one share of its Series A Common Stock for each share of Series A Common Stock held as of May 22, 1998 and one share of its Series B Common Stock for each of Series B Common Stock held as of May 22, 1998 (the "Distribution"); and

         WHEREAS, in connection with the Distribution, Belo and Bank of Boston desire to amend the Rights Agreement pursuant to Section 27 of the Rights Agreement;

         NOW THEREFORE, the parties hereto agree to amend the Rights Agreement as follows:

                           "Pursuant to the provisions of Section 11(n), as a
                  result of the Distribution (i) each Right shall entitle the holder thereof to purchase one two-hundredth of a Preferred Share, rather than one one-hundredth, at an exercise price of $75 per one two-hundredth of a Preferred Share, and (ii) the redemption price of $.01 per Right set forth in Section 23 is hereby adjusted to $.005 per Right."

         IN WITNESS WHEREOF, the parties hereto have caused this Supplement No. 2 to be duly executed and attested effective as of the 5th day of June, 1998.

                                              A. H. BELO CORPORATION
ATTEST:

/s/ MICHAEL J. MCCARTHY                       By: /s/ MARIAN SPITZBERG
--------------------------                        ------------------------------
Name:  Michael J. McCarthy                    Name:  Marian Spitzberg
     ---------------------                         -----------------------------
Title:  Secretary                             Title:  Vice President
      --------------------                          ----------------------------

                                              BANK BOSTON, N.A.
ATTEST

/s/ ANGELA DRAY                               By: /s/ TYLER HAYNES
-------------------------                         ------------------------------
Name:  Angela Dray                            Name:  Tyler Haynes
     --------------------                          -----------------------------
Title:   Account Manager                      Title:   Director, Client Services
       ------------------                            ---------------------------


                                       2